MARCUM
ACCOUNTANTS ▲ ADVISORS

December 5, 2011

Charles Pinkerton
Marketing Worldwide Corporation
2212 Grand Commerce Dr.
Howell, Michigan 48855

Re: Marketing Worldwide Corporation

Dear Charles:

This is to confirm that the client-auditor relationship between Marketing Worldwide Corporation and Marcum LLP has ceased effective November 29, 2011.

Very truly yours,

Marcum LLP

Sent Via E-Mail cpinkerton@mwwautomotive.com

cc: Securities and Exchange Commission - Via E-Mail **[SECPSletters@sec.gov]**

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